Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

SLIDE INSURANCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1) (2)	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common stock, par value $0.01 per share	457(o)	—	—	$100,000,000.00	0.00015310	$15,310.00

	Total Offering Amounts					$100,000,000.00		$15,310.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$15,310.00

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes the offering price of shares of common stock that may be sold if the option to purchase additional shares of common stock granted to the underwriters is exercised.